UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 19, 2008 (March 14, 2008)
Town Sports International Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-52013	20-0640002
(State or other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 Penn Plaza (4th Floor)		10001
New York, New York
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 246-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Town Sports International Holdings, Inc. (the “ Company “) is filing this amendment to its Current Report on Form 8-K, filed on January 16, 2008, which reported the resignation of Randall Stephen from the Company as its Chief Operating Officer, effective January 14, 2008.
     In connection with Mr. Stephen’s departure, the Company entered into a letter agreement with him, dated March 14, 2008 (the “ Letter Agreement “). The Letter Agreement provides that, in exchange for a release of claims against the Company and its affiliates and compliance with the covenants referred to below, Mr. Stephen will be paid (i) an amount equal to his base salary (in effect as of the date of Mr. Stephen’s resignation) for a period of one year from his departure date (the “ Restricted Period “), payable in accordance with the payroll policies of the Company, (ii) an amount equal to his annual bonus for the fiscal year ended December 31, 2007, (iii) the continuation of health and dental coverage for one year, with the Company continuing to pay the same portion of the premiums as it does for current employees, and (iv) lifetime memberships at the Company’s fitness clubs for Mr. Stephen, his wife and children.
     As consideration for the payments referred to above, the Letter Agreement provides that Mr. Stephen will be subject to: (a) a covenant not to compete during the Restricted Period; (b) a covenant not to solicit the employees or customers of the Company and its affiliates during the Restricted Period; and (c) a covenant not to disclose confidential information at any time.
     The foregoing summary of the Letter Agreement does not purport to be complete. For an understanding of its terms and conditions, reference should be made to the Letter Agreement, which is attached as Exhibit 10.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits.
Exhibit 10.1	Letter Agreement, dated March 14, 2008, between the Company and Randall Stephen.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)
Date: March 19, 2008	By:	/s/ Richard Pyle
Richard Pyle
Chief Financial Officer

Exhibit Index
Exhibit No.

Exhibit 10.1	Letter Agreement dated March 14, 2008, between Town Sports International Holdings, Inc. and Randall Stephen.